Exhibit 6

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of May 4, 2007 (this “Agreement”), by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Purchaser”), Occidental Petroleum Corporation, a corporation organized under the laws of Delaware (the “Parent”), and Occidental Chemical Holding Corporation, a corporation organized under the laws of California (the “Seller”).

WHEREAS, the Seller owns shares of common stock, par value $1.00 per share (the “Common Stock”), of Lyondell Chemical Company, a corporation organized under the laws of Delaware (the “Issuer”); and

WHEREAS, the Seller desires to sell the Shares (as defined hereunder) of Common Stock to the Purchaser, and the Purchaser desires to purchase the Shares from the Seller in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements and warranties contained herein, the sufficiency of which consideration is hereby acknowledged, the parties agree as follows:

1.             Definitions.  When used herein, the following terms shall have the following meanings:

“Encumbrance” means any pledge, hypothecation, assignment, lien, restriction (other than a Transfer Restriction), charge, claim, security interest, option, preference, priority or other preferential arrangement of any kind or nature whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Date” means the third Trading Day following the Trade Date.

“Trading Day” means any day that is a trading day on the primary securities exchange or market for the Common Stock.

“Transfer Restriction” means, with respect to any security, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or to enforce the provisions thereof or of any document related thereto, whether set forth in such security itself or in any document related thereto, including, without limitation, the Stockholders Agreement among the Issuer and the stockholders identified therein, dated as of August 22, 2002, as amended by a first amendment among the Issuer, the Seller and the Parent dated as of October 7, 2003 (the “Stockholders Agreement”), or arising by operation of law, including, without limitation, such conditions or restrictions arising under federal, state or foreign securities laws.

2.             Sale and Purchase.  Subject to the terms of this Agreement, the Seller and the Purchaser agree that the Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller, on the date hereof (the “Trade Date”), 6,990,070 shares of  Common Stock (the “Shares”) for a purchase price of $32.0780 per share (the “Purchase Price”).

3.             Seller’s and Parent’s Representations, Warranties and Agreements.  The Parent and Seller hereby jointly and severally represent, warrant and agree on the date hereof, the Trade Date and the Settlement Date that:

(a)  (1)     The Parent and Seller are duly organized, validly existing and in good standing under their respective jurisdictions of incorporation. Each of the Parent and the Seller has the power to execute and deliver this Agreement and to perform its respective  obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(2)           Such execution, delivery and performance do not violate or conflict with any law applicable to the Parent or the Seller, any provision of their respective certificates of incorporation or bylaws, any order or judgment of any court or other agency of government applicable to the Parent or the Seller or any of their respective assets or any contractual restriction binding on or affecting the Parent or the Seller or any of their respective assets; provided, however, that no representation or warranty is made in respect of  the Stockholders Agreement;

(3)           No consent, approval, authorization or other order of, or filing with, any governmental authority or other person, is required for the execution, delivery and performance by the Parent or the Seller of this Agreement or the consummation by the Parent or the Seller of the transactions contemplated hereunder, except as may be required under applicable securities laws; provided, however, that no representation or warranty is made in respect of  the Stockholders Agreement; and

(4)           This Agreement has been duly executed and delivered by the Parent and the Seller.  The Parent’s and the Seller’s respective obligations under this Agreement constitute the legal, valid and binding obligations of the Parent and the Seller, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)           There is not pending or, to the Parent’s or the Seller’s knowledge, threatened against the Parent or the Seller any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against the Parent or the Seller of this Agreement or the Parent’s or the Seller’s ability to perform their respective obligations under this Agreement.

(c)           Neither the Parent, the Seller nor any person acting on behalf of either of them has retained any broker in connection with the transactions contemplated by this Agreement.  The Parent and the Seller agree that neither the Purchaser nor any affiliate, employee, agent or representative of the Purchaser shall have any liability to the Parent, the Seller or any other person with respect to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement, except as agreed in writing by the Purchaser, the Parent and the Seller.

(d)           The Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrances.

(e)           The Seller acquired the Shares or warrants that were exercised on a cashless basis for certain of the Shares on July 8, 2002.

(f)            Neither the Parent nor the Seller is in possession of any material nonpublic information concerning the Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer; it being understood that any information included in the presentation to the Parent dated April 20, 2007 by representatives of the Purchaser (the “Presentation”), including any transactions contemplated therein, shall not be considered material for purposes of this representation.

(g)           The Parent and Seller confirm there are no other agreements or understandings governing the ownership and disposition of the Shares other than those filed (or incorporated by reference) as material agreements in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2006, or as contemplated by the Presentation.

(h)           The Parent and the Seller shall cause all opinions of counsel required to be delivered to the Issuer pursuant to any Transfer Restriction or otherwise in connection with the transfer of the Shares hereunder to be provided at the Parent’s and the Seller’s own expense and shall provide the Purchaser a reasonable opportunity to review and comment upon each such opinion prior to its delivery to the Issuer.

(i)            Upon payment of the aggregate Purchase Price by Purchaser to the Seller and delivery of the Shares by Seller to Purchaser pursuant to the terms hereof, Purchaser will not be a “Stockholder” (as defined in the Stockholders Agreement), to which the Stockholders Agreement applies.

4.             Purchaser’s Representations, Warranties and Agreements.  The Purchaser hereby represents, warrants and agrees on the date hereof, the Trade Date and the Settlement Date that:

(a)  (1)     The Purchaser is duly organized and validly existing under the laws of the jurisdiction of the Purchaser’s organization or incorporation and, if relevant under such laws, in good standing.  The Purchaser has the power to execute and deliver this Agreement and to perform the Purchaser’s obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(2)  Such execution, delivery and performance do not violate or conflict with any law applicable to the Purchaser, any provision of the Purchaser’s constitutional documents, any order or judgment of any court or other agency of government applicable to the Purchaser or any of the Purchaser’s assets or any contractual restriction binding on or affecting the Purchaser or any of the Purchaser’s assets;

(3)           No consent, approval, authorization or other order of, or filing with, any governmental authority or other person, is required for the execution, delivery and performance by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereunder; and

(4)           This Agreement has been duly executed and delivered by the Purchaser.  The Purchaser’s obligations under this Agreement constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)           The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.  The Purchaser is acquiring the Shares for its own account and not with a view to the distribution thereof within the meaning of the Securities Act.  The Purchaser intends to treat the Shares as “restricted securities” for purposes of Rule 144.

(c)           The Purchaser has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the purchase of the Shares contemplated hereby and that in evaluating and making its decision to purchase the Shares pursuant to this Agreement, the Purchaser has not relied upon the Parent, the Seller or any of their representatives for any information concerning the Issuer or relating to legal, tax or investment advice.  The Purchaser acknowledges that other than as specifically included in this Agreement, none of the Parent, the Seller or any of their representatives is making or has made any representations or warranties with respect to the Shares or the Issuer or the transactions contemplated hereby.

5.             Conditions Precedent to Obligations of the Purchaser.  The obligations of the Purchaser hereunder are subject to the satisfaction or waiver of the following conditions precedent:

(a)           The representations and warranties of the Parent and the Seller contained herein shall be true and correct as of the date hereof, the Trade Date and the Settlement Date.

(b)           The Parent and the Seller shall have complied with all of their covenants and agreements contained herein to be performed by them on or prior to the Settlement Date.

(c)           The Purchaser’s account, as has been previously provided to the Seller, shall have been credited with the Shares, and other than as contemplated by the Stockholders Agreement and as may be required by applicable securities laws, the Shares will not be subject to any restriction on sale, assignment or transfer.

 (d)          The transfer of the Shares to the Purchaser shall have been registered on the books of the Issuer and/or any applicable transfer agent.

(e)           If requested by the Purchaser or Issuer, the Seller shall have delivered to the Purchaser an opinion of counsel reasonably satisfactory to the Purchaser covering such matters as the Purchaser shall reasonably request.

6.             Conditions Precedent to Obligations of the Seller.  The obligations of the Seller hereunder are subject to the satisfaction or waiver of the following conditions precedent:

(a)           The representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof, the Trade Date and the Settlement Date.

(b)           The Purchaser shall have complied with all of its covenants and agreements contained herein to be performed by it on or prior to the Settlement Date.

(c)           The Seller shall have received the wire transfer referred to in Section 7.

7.             Settlement.  (a) On the Settlement Date, subject to Sections 5 and 6 of this Agreement, the Seller shall deliver to the Purchaser the Shares against payment by the Purchaser of the Purchase Price.

The Purchase Price shall be paid by wire transfer of immediately available funds to the account of the Seller designated in writing to the Purchaser which writing shall be delivered prior to the Settlement Date.

(b)           Each of the Purchaser, the Parent and the Seller will, upon the reasonable request of the other, execute and deliver all other documents and instruments reasonably deemed necessary or desirable by the other party to fully effect the purchases and sales contemplated by this Agreement.

(c)           In the event the transactions contemplated herein are not consummated on the Settlement Date solely as a result of a failure to satisfy Section 3(i), each party hereto will bear such party’s own expenses in connection with this Agreement, and no party hereto or any third party beneficiary will have any claim for damages of any kind against any of the other parties hereto as a result of such failure.

8.             [Reserved]

 9.            Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given upon receipt at the address provided on the signature page or to such other address as a party may designate by notice given as herein provided.

10.          Expenses. Each party hereto will bear such party’s own expenses in connection with the purchase and sale of the Shares contemplated hereby, except that the Purchaser shall bear all transfer and issuance taxes, if any, imposed on such purchase and sale.

11.          Miscellaneous.  (a)  This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all oral communication and prior writings with respect thereto.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.  No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.  The parties acknowledge that money damages will not be a sufficient remedy for breach of this Agreement and that the parties hereto may obtain specific performance or other injunctive relief, without the necessity of posting a bond or security therefor.

(b)           APPLICABLE LAW; WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE).  THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

OCCIDENTAL CHEMICAL HOLDING CORPORATION		MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ James R. Havert	By:	/s/ William Morley
	Name: James R. Havert		Name: William Morley
	Title: Vice President and Treasurer		Title: Authorized Signatory

10889 Wilshire Boulevard		4 World Financial Center
Los Angeles, California 90024		New York, New York 10080
Attention: Mr. James R. Havert		Attention: Mr. Gary Rosenblum
Facsimile: (310) 443-6661		Facsimile: (212) 449-2615

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ James R. Havert
Name: James R. Havert
Title: Vice President and Treasurer

10889 Wilshire Boulevard Los Angeles, California 90024 Attention: Mr. James R. Havert Facsimile: (310) 443-6661